Exhibit 10.3.2

MEMORANDUM OF UNDERSTANDING ON THE

WAGE REDUCTION—JOB SECURITY PLAN

YRC Inc. (successor to and currently doing business as Yellow Transportation and Roadway), USF Holland, Inc. and New Penn Motor Express, Inc. (each “the Employer”), by and through their multi-employer bargaining representative, Trucking Management, Inc. (“TMI”), and the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) of the International Brotherhood of Teamsters (the “IBT” or the “Union”) hereby establishes The Wage Reduction—Job Security Plan (hereinafter the “Plan”) for the benefit of all of their employees. This Plan has been developed for the express purpose of allowing the Employer the ability to compete and provide job security for Teamster bargaining unit employees. This Plan is not, and is not intended to be, a plan governed by the Employee Retirement Income Security Act of 1974, as amended; rather, this Plan is an amendment to the NMFA per Section 4 that has been referred to as a Plan by the parties.

1. Employee Eligibility. During the period in which the Plan is effective (as set forth in Section 4 below), each IBT bargaining unit, full time employee of the Employer shall participate in the Plan. For purposes of the Plan, unless expressly stated to the contrary, the term “employee” means an IBT bargaining unit employee who is on the seniority list and is scheduled to perform work for the Employer when called, including a probationary employee, a regular employee on lay off status and casuals, and including employees who work on a percentage basis less than 40 hours per week.

2. Wage Reduction. Effective January 1, 2009, the Employer shall reduce by 10% employees’ gross wages or earnings paid, including the increases to wages described below in this Section 2 and the reduced wages in Section 8 below. Such wage reduction and/or reduced earnings shall include overtime and any premium pay, vacation, sick pay, holiday pay, funeral leave, jury duty, and other paid for time not worked. Wage and mileage rate increases outlined in Article 33 of the NMFA, effective April 1, 2009, April 1, 2010, April 1, 2011, and April 1, 2012 shall also be reduced by 10%. On March 31, 2013, the wage reduction contained in this Plan shall be eliminated, and the wages under the NMFA shall revert to the full rate which would be in effect under the NMFA on March 31, 2013 without the wage reduction. The cost of living adjustment provisions of Article 33 of the NMFA shall be suspended for the duration of the NMFA.

3. Equal Sacrifice of Non-Bargaining Unit Employees and their Participation.

(a) All non-bargaining unit employees (including management) will participate equally in the Plan, and the Employer will share the burden of sacrifices among all IBT bargaining unit and non-bargaining unit employees (including management), in each case, as described in this Section 3(a). The Employer must reduce the total compensation (defined as wages plus health and welfare and pension or retirement benefits) of all non-bargaining unit employees (including management) by the same percentage reduction (an “Equal Reduction”) in total compensation as is being applied to IBT bargaining unit employees. In determining the Equal Reduction for non-bargaining unit employees under this Plan, the Employer may include the monetary value of the following concessions imposed on non-bargaining unit employees in 2008: termination of retiree medical, suspension of the defined contribution pension plan, freezing of the defined benefit pension plan, increase in the cost of health care, and the elimination of wage increases for 2009. Effective January 1, 2009, additional wage and benefit concessions must be imposed on non-bargaining unit employees to the extent needed to create an Equal Reduction. The Employer agrees not to increase wages (including bonuses) and benefits of current non-bargaining unit employees (including management) as an overall percentage beyond the effective overall total compensation percentage increases to be received by the bargaining unit employees. This shall not prevent the Employer from paying variable, performance based compensation as the Employer has paid in past practice. In the event it becomes necessary to exceed this overall percentage increase limit in order to retain employees for the efficient continued operation of the business, the Employer would request approval from the Subcommittee established in Section 11 below.

(b) The Employer and TNFINC agree to use their reasonable best efforts to achieve equal sacrifice in the total compensation of employees covered by non-Teamster and non-NMFA collective bargaining agreements.

4. Effective Dates; Relation to Collective Bargaining Agreement. This Plan will be mandatory for all employees, since job security is the number one asset the Employer, the Union and the employees all hope to share equally. This Plan will be submitted for secret ballot vote of all bargaining unit employees, and shall be put into effect if 50% plus one (1) of the bargaining unit employees voting, vote to adopt the Plan. The Plan will be effective on the first day of the first payroll period commencing after the date of ratification of the Plan (the “Effective Date”). This Plan terminates on March 31, 2013. This Plan is incorporated by reference into and shall be a part of the 2008-2013 National Master Freight Agreement and its Supplements (collectively referred to as “the NMFA”). If this Plan is not ratified by those employees of YRC Inc. and USF Holland Inc. that are covered by the NMFA by January 1, 2009, Employer may terminate this Plan and the warrants in Section 9 shall terminate and be forfeited.

5. Health, Welfare and Pension Contributions. The Employer agrees to continue to pay the full Health, Welfare and Pension contributions and increases in said contributions set forth in the NMFA and other Teamster bargaining agreements that accept the terms of this Plan and will continue for the life of this Plan to be signatory to such bargaining agreements.

6. Dispute Settlement. Disputes pertaining to the Plan are subject to the grievance procedure contained in the NMFA. However, any grievance filed hereunder, by either party, shall be referred initially to the Subcommittee established in Section 11 for disposition. If the Subcommittee fails to reach agreement, the matter will be referred to the Chairman of TNFINC and the President of the Employer in accordance with Article 8, Section 2(b)(2) of the NMFA. If the Chairman of TNFINC and the President of the Employer are unable to resolve the matter, the 30 additional days provided in Article 8, Section 2(b)(2) of the NMFA shall be considered as exhausted and the remaining provisions of Article 8, Section 2 shall govern.

7. Participation. An employee begins or continues participation in the Plan on the date of Plan implementation or the first day of the pay period following his/her first day of regular and/or probationary employment.

8. New Hire.

A.	Non-CDL Qualified Employees

Non-CDL qualified employees (excluding mechanics) hired after the effective date of the Plan begin participation in the Plan on their first day of employment at the following wage progression:

Time of Service	Maximum Wage Reduction from New Hire Rate Prior to Reduction in Section 2 Above

Effective First Day of Employment	Receive 70% of NMF A Wages

Effective First Day plus One (1) Year	Receive 75% of NMF A Wages

Effective First Day plus Two (2) Years	Receive 80% of NMFA Wages

Effective First Day plus Three (3) Years	Receive 100 % of NMFA Wages

“NMFA Wages” means 100% of the full NMFA rate for the applicable job classification after the agreed upon wage reduction.

B.	CDL Qualified or Mechanics

CDL qualified employees and mechanics hired after the effective date of the Plan begin participation in the Plan on their first day of employment at the following wage progression:

Time of Service	Maximum Wage Reduction from New Hire Rate Prior to Reduction in Section 2 Above

Effective First Day of Employment	Receive 85% of NMFA Wages

Effective First Day plus One (1) Year	Receive 90% of NMFA Wages

Effective First Day plus Two (2) Years	Receive 95% of NMFA Wages

Effective First Day plus Three (3) Years	Receive 100 % of NMFA Wages

“NMFA Wages” means 100% of the full NMFA rate for the applicable job classification after the agreed upon wage reduction.

9. Warrants. Upon the Effective Date, warrants to purchase common stock of YRC Worldwide Inc. (“YRCW”) shall be issued to a trust or plan, the terms of which shall be agreed among the parties, for the benefit of employees (excluding casuals) sufficient to provide IBT-represented employees of the Employer who are participants in the Plan with 15% of the equity of YRCW as of the issuance date. The warrants shall contain customary anti-dilution terms, registration rights and other terms to be agreed among the parties and shall be exercisable on January 1, 2010. The warrants shall expire on March 31, 2018. The warrants shall have an exercise price per share equal to the reporting closing price per share of YRCW common stock on the Effective Date. The parties shall work in good faith to establish a structure for a plan or trust to deliver the value of the warrants to the employees. It is the intent of the parties to optimize the tax structure such that the Employer receives a tax deduction of the warrant/share compensation paid to employees under this Section 9 and the IBT has adequate oversight over the trust or plan. The trust or plan shall not transfer the warrants but may transfer the shares received upon exercise of the warrants. Employees shall receive the benefit of the shares received upon exercise of the warrants on a reasonable pro rata basis to be agreed upon by the parties. For any employee who resigns, retires, dies or otherwise incurs a termination of employment, whether voluntary or involuntary, the employee (or his or her estate as applicable) shall continue to participate in the warrant trust or plan on the basis of the employee’s savings contributions made through termination. If the Employer voluntarily terminates operations before the expiration of the current NMFA, the participating employees will continue to participate in the warrant trust or plan. If there is a change of control of YRC Worldwide Inc., the warrants shall accelerate their vesting and the Employees shall continue their participation in the warrant trust or plan.

10. Access to Employer Financial Records. The Employer shall submit an annual financial statement in the format of the BTS report to the Subcommittee established by Section 11, and TNFINC reserves the right on an annual basis to examine records of the Employer reasonably required to monitor Employer compliance with this Plan or utilize an independent auditor of its choice to do the same. Notwithstanding any request to the contrary, given applicable privacy laws and policies and for the protection of its bargaining and non-bargaining unit employees alike, the Employer will not share employee specific compensation information with the Subcommittee, TNFINC, the Union or any auditor other than the compensation information that Employer is required to publicly provide pursuant to Securities and Exchange Commission regulation. In the event an independent auditing firm is utilized by TNFINC, the Employer shall pay such independent auditor for such annual audit up to a maximum of ten thousand dollars ($10,000). As a condition of being provided such statements, books and audit, TNFINC and the Subcommittee (and any accountant or auditor engaged on its behalf) must agree to maintain the confidentiality of any Employer financial statements and reports for the protection of the Employer, and to execute a reasonable confidentiality agreement if requested by the Employer in such form as the Employer may reasonably require.

11. Subcommittee to Monitor and Maintain Compliance. For purposes of monitoring and maintaining compliance with the terms of this Plan, the parties will establish a four person Subcommittee consisting of the Chairman of TNFINC or his designee, the Co-Chairman of TNFINC or his designee, the Employer’s President or his designee and another officer of Employer or his designee. The Subcommittee shall meet quarterly, or more frequently if necessary, to exchange and discuss pertinent data, including but not limited to relevant payroll and related information, the reinvestment of capital into the Employer, and any and all subjects related to the financial operations of the Employer. The Subcommittee’s decision regarding the interpretation of this Plan shall be final and binding.

12. Work Preservation. The Employer agrees not to establish or buy any new non-union regular route common carrier freight LTL entity without the prior approval of the Union. The Employer agrees that it will not use any of the savings and other economic benefits derived from this Plan to provide capital to its parent for the purposes of significantly expanding the domestic and Canadian operations of YRC Logistics or any operations of the company that are not located in the U.S. or Canada. This Section 12 does not apply to the maintenance of existing operations or any existing contractual commitments.

13. Termination. The Employer agrees not to terminate the Plan before the termination date without approval of the Union. However, if the Plan is terminated with approval of the Union at any time, wage levels will revert or snap back to the full NMFA on a prospective basis, the warrants issued pursuant to Section 9 shall terminate and be forfeited and all other provisions of this Plan shall be null and void on a prospective basis, including (without limitation) Section 3.

14. Bankruptcy Protection. If the Employer files a Chapter 7 or 11 bankruptcy petition or is placed in involuntary bankruptcy proceeding, this Plan is automatically terminated and wages reverted to full NMFA on a prospective basis, unless the Union agrees in writing to continue the Plan, the warrants issued pursuant to Section 9 shall terminate and be forfeited and all other provisions of this Plan shall be null and void on a prospective basis, including (without limitation) Section 3.

15. Type of Agreement. This Plan shall be applicable to the NMFA and its supplements, which have been agreed to by the Employer and TNFINC.

16. Fees and Expenses. The Employer shall bear all fees, costs, and expenses of the IBT (including, without limitation, fees, costs and expenses of financial advisors or other representatives) incurred in connection with the negotiation of this Plan in an amount agreed to among the parties.

17. Card Check and Neutrality. Solely as to new non-union regular route common carrier freight LTL entities that Employer, its parent or holding company or subsidiaries of the Employer buy or establish on or after the date hereof, the parties to this Plan agree that, as soon as a Teamster Local Union, shows the new entity authorization cards signed by the majority of employees in the bargaining unit, the Local Union will be recognized as the exclusive bargaining representative for those employees. The Employer or its affiliated companies will remain neutral if the Local Union seeks to represent unrepresented employees for such a new entity. Neutrality means that the new entity will not make statements or take other actions opposing or advocating unionization. The new entity shall not demean the Union as an organization or its representatives as individuals. The new entity will inform all managerial employees and supervisors of their obligation under this neutrality agreement and will take prompt action to correct any violation of this Section 17. Disputes regarding the application of this Section 17 shall be resolved on an expedited basis by the Subcommittee established in Section 11.

18. Representations/Warranties. The effectiveness of the Plan shall be conditioned upon the delivery from each of the chief executive officer and chief financial officer of YRCW of a compliance certificate to TNFINC on the Effective Date containing the following:

To my knowledge, based on due and reasonable inquiry, including a detailed review of the financial condition of YRC Worldwide Inc., after giving effect to this Plan, on the date of this certificate, there exists no event or condition which constitutes an default (as defined in the Credit Agreement dated August 17, 2007, as amended, among YRC Worldwide Inc., JP Morgan Chase, National Association, as administrative agent, the lenders a party thereto, the additional borrows a party thereto) or which upon notice, lapse of time or both would, unless cured or waived, become or lead to such a default. The foregoing representation is based solely upon the facts on the date this certificate is made.

The parties agree that there shall be no cause of action against the officers who give this certificate or YRCW for punitive or consequential damages as a result of the inaccuracy of the representation in such certificate, except in the case of intentional fraud, willful misconduct or gross negligence.

19. Current Ownership. If a Change of Control of Employer (as defined below) occurs other than through a confirmation of a plan of reorganization in a Chapter 11 proceeding, this Plan is automatically terminated and wages reverted to full NMFA on a prospective basis unless the Union agrees in writing to continue the Plan, the warrants issued pursuant to Section 9 shall terminate and be forfeited and all other provisions of this Plan shall be null and void on a prospective basis, including (without limitation) Section 3. For the purposes of this Section 19, a “Change of Control,” shall be deemed to have taken place if a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, purchases or otherwise acquires shares of YRCW after the date of this Agreement that, together with stock held by such person or group, constitutes more than 50 percent of the total voting power of the stock of YRCW where the current directors of YRCW (or directors that they nominate or their nominees nominate) no longer continue to hold more than 50% of the voting power of the board of directors).

20. Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provisions of this Plan, which shall remain in full force and effect.

21. Ratification. For the purposes of ratification, YRC Inc. and USF Holland Inc. shall be treated as one voting unit, and New Penn Motor Express, Inc. shall be treated as a separate voting unit.

In Witness of the foregoing Plan, the parties hereby acknowledge the Plan:

YRC Inc., USF Holland, Inc., New Penn Motor Express, Inc., and TMI:

By:	/s/ Michael J. Smid
Date:	11/25/08

Teamsters National Freight Industry Negotiating Committee:

By:	/s/ C. Thomas Keegel
Date:	11/25/08